UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 14, 2011

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33117 (Commission File Number)	41-2116508 (IRS Employer Identification No.)

300 Holiday Square Blvd. Covington, LA	70433
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (985) 335-1500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into Material Definitive Agreement.

On June 14, 2011, Globalstar, Inc. (the “Company”) entered into a Third Supplemental Indenture ( the ”Indenture”) relating to the sale and issuance by the Company to selected investors (the “Investors”) in a private transaction of up to $50 million in aggregate principal amount of the Company’s 5.0% Convertible Senior Unsecured Notes (the “Notes”) and warrants (the “Warrants”) to purchase up to 20 million shares of voting common stock of the Company (“Common Stock”) at an exercise price of $1.25 per share.  The Notes are convertible into shares of Common Stock at an initial conversion price of $1.25 per share of Common Stock, subject to adjustment in the manner set forth in the Indenture. The Notes are guaranteed on a subordinated basis by substantially all of the Company’s domestic subsidiaries, on an unconditional joint and several basis, pursuant to a Guaranty Agreement (the “Guaranty”).  The Warrants will be exercisable after stockholder approval is obtained until five years after the issuance.  The Warrants have anti-dilution protection in the event of certain stock splits or extraordinary share distributions, and a reset of the exercise price on April 15, 2013 if the Company’s Common Stock is below the initial conversion and exercise price.

The Notes, the Guaranty and the Warrants (the “Securities”) are being sold pursuant to Subscription Agreements, dated June 14, 2011 and an addendum dated June 20, 2011 (the “Subscription Agreements”), with each of the Investors.  The Notes and Warrants were issued separately at closing.

The Company has raised gross proceeds of $38 million, before deducting fees and other offering expenses.  The Investors have a right to purchase up to $12 million of additional Notes and a corresponding number of Warrants by September 15, 2011 on the same terms.

The Notes are senior unsecured debt obligations of the Company and rank pari passu with the Company’s existing 5.75% Convertible Senior Notes due 2028 and 8.00% Convertible Senior Unsecured Notes and subordinated to the Company’s obligations pursuant to its Facility Agreement. There is no sinking fund for the Notes. The Notes will mature at the earlier to occur of (i) December 14, 2021, or (ii) six moths following the maturity date of the Facility Agreement and bear interest at a rate of 5.0% per annum. Interest on the Notes will be payable in-kind semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2011.  Under certain circumstances, interest on the Notes will be payable in cash at the election of the holder if such payments are permitted under the Company’s Facility Agreement.

Subject to certain exceptions to be set forth in the Indenture, the Notes will be subject to repurchase for cash at the option of the holders of all or any portion of the Notes upon a fundamental change at a purchase price equal to 100% of the principal amount of the Notes, plus a make-whole payment and accrued and unpaid interest, if any. A fundamental change will occur upon certain changes in the ownership of the Company, or certain events relating to the trading of the Common Stock.

Holders will have the ability to convert their Notes at their option at any time, subject to a cap of 19.9% of the outstanding Common Stock until stockholder approval has been obtained in accordance with Nasdaq Listing Rules. Thermo Funding Company LLC, which is one of the Investors, and its affiliates, which holds approximately 63% of the Company’s outstanding Common Stock, has entered into a Voting Agreement pursuant to which it has agreed to vote for such approval.

The Indenture contains customary financial reporting requirements and also contains restrictions on the issuance of additional indebtedness, liens and investments, dividends, and other restricted payments, mergers, asset sales, certain transactions with affiliates and layering of debt. The Indenture also provides that upon certain events of default, including without limitation failure to pay principal or interest, failure to deliver a notice of fundamental change, failure to convert the Notes when required, defaults under other material indebtedness and failure to pay material judgments, either the trustee or the holders of 20% in aggregate principal amount of the Notes may declare the principal of the Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency relating to the Company or its significant subsidiaries, the principal amount of the Notes and accrued interest automatically will become due and payable.

Furthermore, the Company has entered into a registration rights agreement, dated as of June 14, 2011 (the “Registration Rights Agreement”) with the Investors pursuant to which the Company agreed to register the Notes, the Guaranty, the Warrants and the underlying shares of Common Stock for the resale under the Securities Act of 1933 (the “Securities Act”).  If the registration statement is not filed within 20 days and is not declared effective by the Securities and Exchange Commission within 70 days of filing of the registration statement, additional interest of 2% and 1%, respectively, will be payable on the Notes until the registration condition is met.

A special committee of the Company’s board of directors, consisting of all independent directors, reviewed and approved the transactions described above.

Item 2.03  Creation of Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 14 and 20, 2011, the Company issued $30 million and $8 million, respectively, in aggregate principal amount of the Notes, which are governed by the Indenture and guaranteed by certain of the Company’s domestic subsidiaries under the Guaranty.

Additional information included in Item 1.01 above regarding the Notes and the Guaranty is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information in Item 1.01 to this Current Report on Form 8-K regarding the issuance of the Notes, the Guaranty and the Warrants is incorporated by reference herein.  The issuances are exempt from registration under Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering.  Each Investor has represented to the Company that it is an accredited investor as defined in Rule 501 of Regulation D under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ Dirk J. Wild
Dirk J. Wild
Senior Vice President and
Chief Financial Officer

Date:  June 20, 2011